Exhibit 99.1

JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179-0001 NYSE symbol: JPM www.jpmorganchase.com
JPMORGAN CHASE REPORTS THIRD-QUARTER 2021 NET INCOME OF $11.7 BILLION ($3.74 PER SHARE)

THIRD-QUARTER 2021 RESULTS1

ROE 18% ROTCE[2] 22%	CET1 Capital Ratios[3] Std. 12.9% | Adv. 13.6%	Net payout LTM[4,5] 54%

Firmwide Metrics	■	Reported revenue of $29.6 billion; managed revenue of $30.4 billion[2]
	■	Credit costs net benefit of $1.5 billion included $2.1 billion of net reserve release and $524 million of net charge-offs
	■	Average loans up 5%; average deposits up 19%
	■	$1.6 trillion of liquidity sources, including HQLA and unencumbered marketable securities[6]

CCB ROE 34%	■	Average deposits up 20%; client investment assets up 29%
	■	Average loans down 2% YoY and up 1% QoQ; Card net charge-off rate of 1.39%
	■	Debit and credit card sales volume[7] up 26%
	■	Active mobile customers[8] up 10%

CIB ROE 26%	■	#1 ranking for Global Investment Banking fees with 9.4% wallet share YTD
	■	Total Markets revenue of $6.3 billion, down 5%, with Fixed Income Markets down 20% and Equity Markets up 30%

CB ROE 22%	■	Gross Investment Banking revenue of $1.3 billion, up 60%
	■	Average loans down 7% YoY and 1% QoQ; average deposits up 21%

AWM ROE 33%	■	Assets under management (AUM) of $3.0 trillion, up 17%
	■	Average loans up 20% YoY and 3% QoQ; average deposits up 41%

Jamie Dimon, Chairman and CEO, commented on the financial results: “JPMorgan Chase delivered strong results as the economy continues to show good growth - despite the dampening effect of the Delta variant and supply chain disruptions. We released credit reserves of $2.1 billion, as the economic outlook continues to improve and our scenarios have improved accordingly. As we have said before, however, we do not consider these scenario-driven releases core or recurring profits. These reserve calculations, while done extremely diligently and carefully, involve multiple, multi-year hypothetical probability-adjusted scenarios, which may or may not occur and which may continue to introduce quarterly volatility in our reserves. Our earnings, not including the net reserve release and an income tax benefit, were $9.6 billion.”

Dimon continued: “In Consumer & Community Banking, combined debit and credit card spend was up 26%, and Card payment rates have stabilized contributing to modest Card loan growth. Originations in Home Lending remain strong, up 43% to $42 billion, and remain at historically high levels in Auto, of over $11 billion. However, CCB loans were down 2% reflecting continued elevated prepayments in mortgage and the impact of PPP forgiveness primarily offset by growth in Auto, up 12%, and Card, up 1%. In the Corporate & Investment Bank, Global IB fees were up 52% driven by a surge in M&A activity and our strong performance in IPOs. Markets revenue was very strong overall and down just 5% compared to a third quarter record last year, as continued normalization in Fixed Income offset a strong performance in Equities. Commercial Banking earned a record $1.3 billion of gross IB revenue reflecting the strength of the M&A market. CB loans were down 7%, however, we are seeing early signs of Commercial Real Estate loan growth on modestly higher new loan originations in Commercial Term Lending. In Asset & Wealth Management, AUM of $3.0 trillion grew 17% driven by higher asset values and strong net inflows, and loans continue to be strong, up 20% primarily driven by securities-based lending.”

Dimon concluded: “We are making important investments, including strategic, add-on acquisitions that will drive our firm’s future prospects and position it to grow and prosper for decades. This quarter, we became the first bank to have branches in all of the lower 48 states, allowing us to serve more households, businesses and communities across the country. We are more than halfway through our plan to open 400 branches in new markets by the end of 2022, with approximately 30% of these branches in low-to-moderate income communities. We are also expanding our retail presence internationally, most recently launching our digital retail bank in the U.K. We remain committed to using our resources to drive inclusive solutions to support our employees, customers, clients and the communities we serve.”

SIGNIFICANT ITEMS
■    3Q21 results included:
■    $2.1 billion net credit reserve release Firmwide ($0.52 increase in earnings per share (EPS))
■    $566 million Firmwide income tax benefit related to finalizing the Firm’s 2020 U.S. federal tax return ($0.19 increase in EPS)
■    Excluding significant items2: 3Q21 net income of $9.6 billion, EPS of $3.03 and ROTCE of 18%
CAPITAL DISTRIBUTED
■    Common dividend of $3.0 billion, or $1.00 per share
■    $5.0 billion of common stock net repurchases in 3Q215
FORTRESS PRINCIPLES
■    Book value per share of $86.36, up 9%; tangible book value per share2 of $69.87, up 9%
■    Basel III common equity Tier 1 capital3 of $210 billion and Standardized ratio3 of 12.9%; Advanced ratio3 of 13.6%
■    Firm supplementary leverage ratio of 5.5%

OPERATING LEVERAGE
■    3Q21 expense of $17.1 billion; reported overhead ratio of 58%; managed overhead ratio2 of 56%
SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES
■    $2.4 trillion of credit and capital9 raised YTD
■    $238 billion of credit for consumers
■    $15 billion of credit for U.S. small businesses
■    $957 billion of credit for corporations
■    $1.2 trillion of capital raised for corporate clients and non-U.S. government entities
■    $46 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities
■    $11 billion of loans under the Small Business Administration’s Paycheck
Protection Program (PPP) YTD

Investor Contact: Reggie Chambers (212) 270-2479
Note: Totals may not sum due to rounding
[1]Percentage comparisons noted in the bullet points are for the third quarter of 2021 versus the prior-year third quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, see page 6.
For additional notes see page 7.
Media Contact: Trish Wexler (212) 270-5883

JPMorgan Chase & Co.
News Release
In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the third quarter of 2021 versus the prior-year third quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)

Results for JPM				2Q21		3Q20
($ millions, except per share data)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - reported[10]	$29,647	$30,479	$29,255	$(832)	(3)%	$392	1%
Net revenue - managed	30,441	31,395	29,941	(954)	(3)	500	2
Noninterest expense	17,063	17,667	16,875	(604)	(3)	188	1
Provision for credit losses	(1,527)	(2,285)	611	758	33	(2,138)	NM
Net income	$11,687	$11,948	$9,443	$(261)	(2)%	$2,244	24%
Earnings per share - diluted	$3.74	$3.78	$2.92	$(0.04)	(1)%	$0.82	28%
Return on common equity	18%	18%	15%
Return on tangible common equity	22	23	19
Discussion of Results:
Net income was $11.7 billion, up $2.2 billion, largely driven by credit reserve releases of $2.1 billion compared to credit reserve releases of $569 million in the prior year. The current quarter included an income tax benefit of $566 million related to finalizing the Firm’s 2020 U.S. federal tax return.
Net revenue was $30.4 billion, up 2%. Noninterest revenue was $17.3 billion, up 3%, predominantly driven by higher Investment Banking fees in CIB and management fees in AWM, predominantly offset by net investment securities losses in Corporate compared to net gains in the prior year and lower revenue in Home Lending. Net interest income was $13.2 billion, up 1%, driven by balance sheet growth and higher rates, primarily offset by change in balance sheet mix and lower net interest income in CIB Markets.
Noninterest expense was $17.1 billion, up 1%, driven by continued investments in the business including marketing and technology, and higher volume- and revenue-related expense, predominantly offset by lower legal expense and structural expense. The prior year included an impairment on a legacy investment.
The provision for credit losses was a net benefit of $1.5 billion, reflecting a net reserve release of $2.1 billion driven by improvements in the Firm’s economic outlook and $524 million of net charge-offs. The prior year provision was an expense of $611 million, reflecting $1.2 billion of net charge-offs and a net reserve release of $569 million. The net reserve release in the current year comprised of $1.2 billion in Wholesale and $874 million in Consumer driven by $850 million in Card. Net charge-offs of $524 million were down $656 million, predominantly driven by Card.

JPMorgan Chase & Co.
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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q21		3Q20
($ millions)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,521	$12,760	$12,895	$(239)	(2)%	$(374)	(3)%
Consumer & Business Banking	6,157	6,016	5,697	141	2	460	8
Home Lending	1,400	1,349	1,714	51	4	(314)	(18)
Card & Auto	4,964	5,395	5,484	(431)	(8)	(520)	(9)
Noninterest expense	7,238	7,062	6,912	176	2	326	5
Provision for credit losses	(459)	(1,868)	795	1,409	75	(1,254)	NM
Net income	$4,341	$5,634	$3,871	$(1,293)	(23)%	$470	12%
Discussion of Results 11,12:
Net income was $4.3 billion, up 12%. Net revenue was $12.5 billion, down 3%.
Consumer & Business Banking net revenue was $6.2 billion, up 8%, driven by growth in deposit balances and client investment assets as well as increased debit transactions, partially offset by deposit margin compression. Home Lending net revenue was $1.4 billion, down 18%, driven by lower net servicing revenue and lower production margins, partially offset by higher net interest income and higher production volumes. Card & Auto net revenue was $5.0 billion, down 9%, driven by lower operating lease income in Auto, and in Card, higher acquisition costs and lower net interest income on lower revolving balances, partially offset by lower funding costs.
Noninterest expense was $7.2 billion, up 5%, driven by continued investments in the business including marketing.
The provision for credit losses was a net benefit of $459 million, reflecting a $950 million reserve release driven by improvements in the Firm’s economic outlook compared to a $300 million reserve release in the prior year. Net charge-offs were $491 million, down $604 million, predominantly driven by Card.

JPMorgan Chase & Co.
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CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q21		3Q20
($ millions)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$12,396	$13,214	$11,546	$(818)	(6)%	$850	7%
Banking	4,893	5,106	3,752	(213)	(4)	1,141	30
Markets & Securities Services	7,503	8,108	7,794	(605)	(7)	(291)	(4)
Noninterest expense	5,871	6,523	5,832	(652)	(10)	39	1
Provision for credit losses	(638)	(79)	(81)	(559)	NM	(557)	NM
Net income	$5,562	$4,985	$4,309	$577	12%	$1,253	29%
Discussion of Results11:
Net income was $5.6 billion, up 29%, with revenue of $12.4 billion, up 7%.
Banking revenue was $4.9 billion, up 30%. Investment Banking revenue was $3.0 billion, up 45%, driven by higher Investment Banking fees, up 52%, reflecting higher advisory and equity underwriting fees. Wholesale Payments revenue was $1.6 billion, up 22% and included gains on strategic equity investments. Excluding these gains, revenue was up 10%, driven by higher deposit balances and fees, partially offset by deposit margin compression. Lending revenue was $244 million, down 27%, driven by lower net interest income.
Markets & Securities Services revenue was $7.5 billion, down 4%. Markets revenue was $6.3 billion, down 5%. Fixed Income Markets revenue was $3.7 billion, down 20%, predominantly driven by lower revenue in Commodities, Rates and Spread products as compared with a favorable performance in the prior year. The current quarter also included an adjustment to liquidity assumptions in the derivatives portfolio. Equity Markets revenue was $2.6 billion, up 30%, driven by strong performance across products. Securities Services revenue was $1.1 billion, up 9%, largely driven by fee growth.
Noninterest expense was $5.9 billion, relatively flat to the prior year, as higher structural expense, volume- and revenue-related expense and investments, including technology and front office hires, were offset by lower legal expense.
The provision for credit losses was a net benefit of $638 million, driven by a net reserve release.

COMMERCIAL BANKING (CB)

Results for CB				2Q21		3Q20
($ millions)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,520	$2,483	$2,285	$37	1%	$235	10%
Noninterest expense	1,032	981	969	51	5	63	7
Provision for credit losses	(363)	(377)	(147)	14	4	(216)	(147)
Net income	$1,407	$1,420	$1,086	$(13)	(1)%	$321	30%
Discussion of Results11:
Net income was $1.4 billion, up 30%.
Net revenue was $2.5 billion, up 10%, driven by higher revenue from investment banking and wholesale payments.
Noninterest expense was $1.0 billion, up 7%, predominantly driven by investments in the business, including front office hires and technology, and higher volume- and revenue-related expense.
The provision for credit losses was a net benefit of $363 million, driven by a net reserve release. Net charge-offs were $31 million.

JPMorgan Chase & Co.
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ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				2Q21		3Q20
($ millions)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$4,300	$4,107	$3,554	$193	5%	$746	21%
Noninterest expense	2,762	2,586	2,443	176	7	319	13
Provision for credit losses	(60)	(10)	(52)	(50)	(500)	(8)	(15)
Net income	$1,194	$1,153	$876	$41	4%	$318	36%
Discussion of Results12:
Net income was $1.2 billion, up 36%.
Net revenue was $4.3 billion, up 21%, largely driven by higher management fees and growth in deposit and loan balances, partially offset by deposit margin compression.
Noninterest expense was $2.8 billion, up 13%, predominantly driven by higher performance-related compensation, distribution fees, and structural expense.
Assets under management were $3.0 trillion, up 17%, driven by higher market levels, as well as cumulative net inflows.

CORPORATE

Results for Corporate				2Q21		3Q20
($ millions)	3Q21	2Q21	3Q20	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$(1,296)	$(1,169)	$(339)	$(127)	(11)%	$(957)	(282)%
Noninterest expense	160	515	719	(355)	(69)	(559)	(78)
Provision for credit losses	(7)	49	96	(56)	NM	(103)	NM
Net income/(loss)	$(817)	$(1,244)	$(699)	$427	34%	$(118)	(17)%
Discussion of Results:
Net loss was $817 million, compared with a net loss of $699 million in the prior year. The current quarter included $383 million of the $566 million Firmwide income tax benefit related to finalizing the Firm’s 2020 U.S. federal tax return.
Net revenue was a loss of $1.3 billion compared with a loss of $339 million in the prior year. Net interest income was a loss of $1.1 billion, down $372 million, primarily on limited deployment opportunities as deposit growth continued. The current quarter included net investment securities losses of $256 million compared to net gains of $466 million in the prior year.
Noninterest expense was $160 million, down $559 million, primarily driven by the absence of an impairment on a legacy investment in the prior year.

JPMorgan Chase & Co.
News Release
2. Notes on non-GAAP financial measures:

a.The Firm prepares its Consolidated Financial Statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). That presentation, which is referred to as “reported” basis, provides the reader with an understanding of the Firm’s results that can be tracked consistently from year-to-year and enables a comparison of the Firm’s performance with the U.S. GAAP financial statements of other companies. In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue from year-to-year arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $86.36, $84.85 and $79.08 at September 30, 2021, June 30, 2021, and September 30, 2020, respectively. TCE, ROTCE, and TBVPS are utilized by the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.Third-quarter 2021 net income, earnings per share and ROTCE excluding the Firmwide net credit reserve release and income tax benefit (collectively, “significant items”) are non-GAAP financial measures. The net credit reserve release represents the portion of the provision for credit losses attributable to the change in allowance for credit losses. The income tax benefit is related to finalizing the Firm’s 2020 U.S. federal tax return. Excluding these significant items resulted in a decrease of $2.1 billion (after tax) to reported net income from $11.7 billion to $9.6 billion; a decrease of $0.71 per share to reported EPS from $3.74 to $3.03; and a decrease of 4% to ROTCE from 22% to 18%. Management believes these measures provide useful information to investors and analysts in assessing the Firm’s results.

JPMorgan Chase & Co.
News Release
Additional notes:

3. Estimated. Reflects the relief provided by the Federal Reserve Board in response to the COVID-19 pandemic, including the CECL capital transition provisions that became effective in the first quarter of 2020. For the period ended September 30, 2021, the impact of the CECL capital transition provisions resulted in an increase to CET1 capital of $3.3 billion. Refer to Capital Risk Management on pages 45-50 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 for additional information on the Firm’s capital metrics. Refer to Regulatory Developments Relating to the COVID-19 Pandemic on pages 52-53 and Capital Risk Management on pages 91-101 of the Firm’s 2020 Form 10-K for additional information.
4.Last twelve months (“LTM”).
5.Includes the net impact of employee issuances.
6.Estimated. High-quality liquid assets (“HQLA”) and unencumbered marketable securities, includes the Firm’s average eligible HQLA, other end-of-period HQLA-eligible securities which are included as part of the excess liquidity at JPMorgan Chase Bank, N.A. that are not transferable to non-bank affiliates and thus excluded from the Firm’s liquidity coverage ratio (“LCR”) under the LCR rule, and other end-of-period unencumbered marketable securities, such as equity and debt securities. Does not include borrowing capacity at Federal Home Loan Banks and the discount window at the Federal Reserve Bank. Refer to Liquidity Risk Management on pages 51-55 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 and on pages 102-108 of the Firm’s 2020 Form 10-K for additional information.
7.Excludes Commercial Card.
8.Users of all mobile platforms who have logged in within the past 90 days.
9.Credit provided to clients represents new and renewed credit, including loans and commitments.
10.In the first quarter of 2021, the Firm reclassified certain deferred investment tax credits from accounts payable and other liabilities to other assets to be a reduction to the carrying value of certain tax-oriented investments. The reclassification also resulted in an increase in income tax expense and a corresponding increase in other income, with no effect on net income. Prior-period amounts have been revised to conform with the current presentation, including the Firm’s effective income tax rate. The reclassification did not change the Firm’s results of operations on a managed basis. Refer to page 2 of the Earnings Release Financial Supplement for further information.
11.In the fourth quarter of 2020, payment processing-only clients along with the associated revenue and expenses were realigned to CIB’s Wholesale Payments business from CCB and CB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.
12.In the fourth quarter of 2020, the Firm realigned certain wealth management clients from AWM to CCB. Prior-period amounts have been revised to conform with the current presentation. Refer to Business segment changes on page 65 of the Firm’s 2020 Form 10-K for further information.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.8 trillion in assets and $290.0 billion in stockholders’ equity as of September 30, 2021. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S. and globally many of the world’s most prominent corporate, institutional and government clients. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, October 13, 2021, at 8:30 a.m. (Eastern) to present third quarter 2021 financial results. The general public can access the call by dialing (866) 659-9159 in the U.S. and Canada, or (617) 399-5172 for international participants; use passcode 26483228#. Please dial in 15 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on October 13, 2021, through 11:59pm on October 27, 2021, by telephone at (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international); use passcode 96848677#. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report for the quarterly periods ended June 30, 2021 and March 31, 2021 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.